EXHIBIT 99.1

United Health Products Provides Business Update

Henderson, Nevada – October 7, 2021 – United Health Products, Inc. (OTCPK: UEEC), (UHP), developer, manufacturer and marketer of HemoStyp™, a patented Neutralized Oxidized Regenerated Cellulose (NORC) hemostatic agent, today provided an update on its regulatory approval application process and other business activities.

As part of its substantive review process to evaluate UHP’s PMA (Pre-market Approval) application, the FDA has requested details on certain elements of the HemoStyp manufacturing process. In keeping with industry best practices, UHP recently completed the implementation of an industry standard Good Manufacturing Practices (GMP) software tool and will be submitting a response to the FDA’s request later this month.

Separately, UHP’s registration statement was declared effective by the SEC on September 29th which permitted it to proceed towards closing of its previously announced stock purchase agreement with Triton Funds, who have agreed to invest between $4,000,000 and $6,000,000 in UHP’s common stock in one or more closings as may be requested by UHP from time to time. The registration statement registers shares purchased by Triton Funds for resale. These funds will enable the advancement of R&D, regulatory and commercial initiatives to bring a broad portfolio of HemoStyp formats to several geographic markets.

As part of its ongoing R&D effort, UHP recently produced a prototype form of HemoStyp material that is designed for trauma and surgical applications where its existing HemoStyp gauze material may not be suitable. Further in-vitro and animal testing is planned to advance potential FDA and other regulatory applications for use of this format.

UHP will host an update call on Friday October 15th at 9am ET, during which Brian Thom, UHP’s Chief Executive Officer, will provide an expanded summary of the Company’s priorities and ongoing product development efforts. The call will be “listen only” and can be accessed by registered participants using the Zoom link or dial-in number below:

https://us06web.zoom.us/j/5578590134

Meeting ID: 557 859 0134

Telephonic access: +1 929.205.6099 – Mtg ID 5578590134#

To register for this Zoom session, please email UHP at info@unitedhealthproductsinc.com and include your name, telephone number, email address and country of residency.

As previously disclosed, UHP’s Class III PMA application is currently in Substantive Review by the FDA. Receipt of a PMA will allow marketing of HemoStyp products for human surgical procedures. There can be no assurance that the PMA will be granted by the FDA.

About United Health Products -- UHP develops, manufactures and markets patented hemostatic products for the healthcare and wound care sectors. HemoStyp is an all-natural NORC product designed to control bleeding. UHP currently offers a suite of hemostatic products to the dental and veterinary markets and is focused on gaining approval to access the human surgical market.

For more information visit: www.unitedhealthproductsinc.com or contact the company at info@unitedhealthproductsinc.com

Investor relations: Philippe Niemetz 212 344-6464 p.niemetz@panconsultants.com

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipates” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements.